EXHIBIT 4.17

                        FORM OF CONVERTIBLE SUBORDINATED
                              PROMISSORY DEBENTURE

___________, 2008                                                  $_______

         FOR VALUE RECEIVED, the undersigned, SPARE BACKUP, INC. ("Maker"), having its principal business address at 72-757 Fred Waring Drive, Palm Desert, California 92260, hereby promises to pay to the order of _____________ ("Payee" or "Holder"), at the date of maturity set forth below, the principal amount of ______________ dollars ($_______), together with interest on the unpaid principal amount at the rate of ten percent (10%) per annum, and with the principal balance and all accrued interest being due and payable twelve (12) months from the date of this Offering ("Offering") pursuant to which this Debenture is issued.

         1. PAYMENTS OF INTEREST AND PRINCIPAL.

                  a. Interest. Maker shall pay interest to Payee on the unpaid outstanding principal balance owed to Payee hereunder at the rate of ten percent (10%) per annum to be paid quarterly commencing the quarter ended September 30, 2008, payable within thirty (30) days of the end of the quarter. Interest may be paid in cash or common stock at the option of the Company. Common stock will be calculated at twenty-five cents ($0.25) in the event there is no public market for the common stock. In the event a market exists for the common stock, it will be calculated at the average closing price for the common stock for the five (5) trading days preceding the interest payment date. Interest not paid within thirty (30) days following the end of each quarter shall cause the conversion price of both the Debentures and the warrants to be issued in connection herewith to be reduced by ten percent (10%) from the current conversion price or exercise price per each such occurrence;

                  b. Maturity. Maker shall have no duty or obligation to pay any portion of the outstanding principal amount owed hereunder, except as hereinafter provided, twelve (12) months from the date of the Offering pursuant to which this Debenture is issued ("Maturity"). At Maturity, all accrued interest and outstanding principal shall be due and payable, and shall be paid to Payee; and

                  c. Payments. All payments made hereunder shall be applied as made first to the payment of interest then due, and the balance of said payment shall be applied to the payment of the principal sum.

         2. PLACEMENT OF PAYMENT. So long as Payee shall hold this Debenture, all payments of principal and interest shall be made at the address of Maker as specified herein upon presentment of this Debenture.

         3. PREPAYMENT. From and after the date hereof, Maker shall have the option to prepay all, but not in part, the principal balance, together with accrued interest on the principal amount, of this Debenture. There is no prepayment penalty.

         4. REGISTRATION RIGHTS. Spare Backup, Inc. agrees to extend registration rights for all of the shares of Common Stock received as part of this offering, and use its "best efforts" after the closing of this offering and any additional financings to file a registration statement. This registration statement shall cover the resale of the shares of all Common Stock as well as the underlying Investor Warrants. In the event that Spare Backup completes the raise of any additional monies prior to filing a registration statement for the securities in this offering with the Securities Exchange Commission, Spare Backup agrees to offer the same registration rights and securities pricing to the investor if either is more favorable to the investor.

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         5. CONVERSION. The Payee may convert all or any amount of the principal amount and any accrued and unpaid interest on the Debenture into the common stock of the Maker at a conversion price of twenty-five cents ($0.25) per share of common stock, subject to adjustment as hereinafter provided. In the event the outstanding common stock of the Maker is hereafter changed into or exchanged for a different number or kind of shares, or other securities of the Maker, or of another corporation, by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, reverse stock split, forward stock split, stock dividend, or otherwise, the aggregate number, price and kind of securities subject to the conversion rights of this Debenture shall be adjusted appropriately.

         6. SUBORDINATION/REDEMPTION: The Debentures will be subordinated in right of payment to all indebtedness to banks and other financial institutions. In the event the Debenture is not converted or redeemed by the end of the term and the Maker raises new debt which is senior to the Debenture then the Maker will redeem the Debenture for 110% of Par plus accrued interest. If the Debenture is not converted or redeemed by the end of the Term, the Issuer may redeem the remaining principal of the Debenture for 110% of Par plus accrued interest.

         7. DEFAULT. The occurrence of any of the following shall constitute an event of default ("Event of Default") provided such default is declared by the holders of at least forty percent (40%) of the principal amount of the Debentures issued in this Offering and then outstanding:

                  a. Failure to Pay. Maker fails to pay, when due, any of the obligations provided for in this Debenture at their due date or under any other debenture or obligations of Maker to the Payee

                  b. Denominated Events. The occurrence of any event expressly denominated as an Event of Default in this Debenture;

                  c. Failure to Perform. Maker fails to perform or observe any material covenant, term or condition of this Debenture, or any other debenture or obligation issued or owing in respect to Payee and to be performed or observed by Maker, and such failure continues unremedied for a period of two (2) days after written or facsimile notice from Payee to Maker of such failure;

                  d. Petition By or Against Maker. There is filed by or against Maker any petition or complaint with respect to its own financial condition under any state or federal bankruptcy law or any amendment thereto (including, without limitation, a petition or reorganization, arrangement or extension of debts) or under any other similar or insolvency laws providing for the relief of debtors;

                  e. Appointment of Receiver. A receiver, trustee, conservator or liquidator is appointed for Maker, or for all or a substantial part of its assets, or Maker shall be adjudicated bankrupt or in need of any relief provided to debtors by any court; or

                  f. Material Misstatements. The written materials furnished with respect to the Maker contain a material misstatement of a material fact or omits to state a material fact relevant to the Maker, its management, or the operations of the Maker.

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         8. REMEDIES.

                  a. Acceleration. Upon the occurrence of an Event of Default and for so long as such default is continuing:

                           (i) The total amount of (a) of this Debenture and all other sums owing to Payee which are
                                    (i) then due and unpaid or (ii) thereafter to become due and payable; and (b) interest on the foregoing sums, at the rate of one and one-half percent (1 1/2%) per month, but not greater than the highest rate permitted by law, from said occurrence until paid in full (the "Default Amount") shall, at the option of Payee, become immediately due and payable without notice or demand; and

                           (ii) Payee may exercise any of the other remedies provided under applicable laws.

         9. CUMULATIVE REMEDIES; WAIVERS. No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Payee at law or in equity. No express or implied waiver by Payee of any default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent default or Event of Default. The failure or delay of Payee in exercising any rights granted it hereunder under any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Payee shall not exhaust the same or constitute a waiver of any other right provided herein.

         10. COSTS AND EXPENSES. Maker shall be liable for all costs, charges and expenses incurred by Payee by reason of the occurrence of any Event of Default or the exercise of Payee's remedies with respect thereto.

         11. NO MARSHALLING. Payee shall be under no obligation to proceed against any or all of the collateral before proceeding directly against Maker. Payee shall be under no obligation whatsoever to proceed first against any of the Collateral before proceeding against any other of the Collateral. It is expressly understood and agreed that all of the Collateral stands as equal security for all obligations described above, and that Payee shall have the right to proceed against any or all of the Collateral in any order, or simultaneously, as in its sole discretion it shall determine. It is further understood and agreed that Payee shall have the right, as it, in its sole discretion, shall determine to retain, sell or dispose of any or all of the Collateral in any order or simultaneously.

         12. OTHER REMEDIES. The remedies granted to Payee herein upon an Event of Default are not restrictive of any and all other rights and remedies of Payee provided for by this Agreement, any of the relevant documents and applicable law.

         13. MISCELLANEOUS.

                  a. Waivers. No waiver of any term or condition of this Debenture shall be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of Payee to exercise any power hereunder, or it insists upon strict compliance by Maker of any obligations hereunder, and no custom or other practice at variance with the terms hereof shall constitute a waiver of the right of Payee to demand exact compliance with such terms.

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                  b. Invalid Terms. In the event any provision contained in this
                  Debenture shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Debenture, and this Debenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  c. Successors. This Debenture shall be binding upon Maker, its legal representatives, successors and assigns, and inure to the benefit of Payee, its legal representatives, successors and assigns.

                  d. Controlling Law. This Debenture shall be read, construed and governed in all respects in accordance with the laws of the State of California.

                  e. Amendments. This Debenture may be amended only by an instrument in writing and executed by the party against which enforcement of the amendment is sought. The holders of in excess of 50% of the Debentures then outstanding shall have the right to amend, modify and make any changes in the terms of the Debentures, which shall be binding on the remaining balance of the principal amount of Debentures then outstanding, except for those provisions hereof relating to payment of principal and interest.

         14. NOTICES. All notices, request, demands and other communications required or permitted to be given hereunder shall be sufficiently given if address to:

                  Maker:   Spare Backup, Inc.
                           72-757 Fred Waring Drive
                           Palm Desert, CA 92260

                  Payee:   _______________________
                           _______________________


posted in the U.S. Mail by certified or registered mail, return receipt requested or by overnight mail, including appropriate receipts. Any party may change said address by giving the other party hereto notice of such change of address. Notice given as hereinabove prescribed shall be deemed given on the date of its deposit in the U.S. Mail or with the overnight delivery service.

         15. HEADINGS. All section and subsection headings herein, wherever they appear, are for convenience only and shall not affect the construction of any terms herein.

         IN WITNESS WHEREOF, the undersigned has caused this Debenture to be executed by its duly authorized officer and its seal affixed hereto, as of the day and year first above written.

                                        SPARE BACKUP, INC.


                                        By: _______________
                                            Cery Perle, CEO

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